Exhibit 10.47

REGENERX BIOPHARMACEUTICALS, INC.

March 2, 2018

Sabby Healthcare Master Fund, Ltd.

c/o Sabby Management, LLC

10 Mountainview Road, Suite 205

Upper Saddle River, NJ 07458

Sabby Volatility Warrant Master Fund, Ltd.

c/o Sabby Management, LLC

10 Mountainview Road, Suite 205

Upper Saddle River, NJ 07458

Re:	Reset Offer of Common Stock Purchase Warrants

To Whom It May Concern:

RegeneRx Biopharmaceuticals, Inc. (the “Company”) is pleased to offer to you the opportunity to reprice the exercise of all of the Common Stock purchase warrants set forth on Annex I attached hereto (the “Existing Warrants”) currently held by each of you (each a “Holder” and collectively the “Holders”). The shares of Common Stock underlying the Existing Warrants (“Warrant Shares”) have been registered for resale by the Holders pursuant to a registration statement on Form S-1 (File No. 333-212606) (the “Registration Statement”). The Registration Statement is currently effective and, at the time of exercise of the Existing Warrants pursuant to this letter agreement, will be effective for the resale by the Holders of all of the Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement, dated as of June 27, 2016, by and among the Company and the signatories thereto (the “Purchase Agreement”).

In consideration for exercising in full all of the Existing Warrants held by you (the “Warrant Exercise”) as set forth on the signature page hereto, the Company hereby offers you a reduced exercise price of the Existing Warrants to $0.20. Notwithstanding anything herein to the contrary, in the event that the Warrant Exercise would otherwise cause the Holder to exceed the beneficial ownership limitations (“Beneficial Ownership Limitation”) in the Existing Warrants, the Company shall only issue such number of Warrant Shares to the Holder (as instructed in writing by Holder) that would not cause such Holder to exceed the maximum number of Warrant Shares permitted thereunder with the balance to be held in abeyance until the balance (or portion thereof) may be issued in compliance with such limitations. Holder shall provide written notice to the Company promptly when any additional Warrant Shares may be issued in compliance with the Beneficial Ownership Limitation. The balance of the Warrant Shares shall promptly be issued when the Holder provides notice that the Holder holds less than the Beneficial Ownership Limitation.

Additionally, in consideration therefore, the Company shall issue to you or your designee Common Stock purchase warrants (“New Warrants”) of the Company to purchase up to a number of shares of Common Stock equal to 75% of the number of Warrant Shares issued pursuant to the undersigned’s exercise hereunder and an exercise price equal to $0.2301, which New Warrants shall be in the form attached hereto as Exhibit A (the shares of Common Stock underlying the New Warrants, the “New Warrant Shares”).

Expressly subject to the paragraph immediately following this paragraph below, Holder may accept this offer by signing this letter below, with such acceptance constituting Holder's exercise in full of the Existing Warrants for an aggregate exercise price of set forth on the Holder’s signature page hereto (the "Warrants Exercise Price") on March __, 2018.

Additionally, the parties hereby agree to their respective representations, warranties and covenants set forth on Annex A attached hereto.

From the date hereof until six (6) months following the date hereof (“Standstill Period”), neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents; provided, however, that this prohibition shall not apply to issuances by the Company of (i) securities to employees, officers, directors, Affiliates, Scientific Advisory Board members and collaborators of the Company which issuances are approved by a majority of the disinterested members of the Board of Directors for services rendered to the Company, provided that any issuances to collaborators of the Company shall be unregistered and shall not be registered during the Standstill Period and provided that, in connection with any issuances to Affiliates, such Affiliate shall enter into a Lock-up Agreement which shall include, but not be limited to, such Affiliate not selling, pledging, transferring, or assigning any such securities during the six (6) month period set forth in this paragraph, (ii) securities of Company upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock, or other similar rights, issued and outstanding on the date of this letter agreement, provided that such outstanding securities have not been amended since the date of this letter agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities or to extend the term of such securities and (iii) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

If this Offer is accepted and the transaction documents are executed, then the Company shall file a Current Report on Form 8-K with the Commission disclosing all material terms of the transactions contemplated hereunder as soon as practicable on the date hereof, and in any event prior to 9:30 am ET on the Trading Day immediately following the date hereof (or such Trading Day if executed prior to 9:30 am ET). The Company shall also file an amendment to the prospectus supplement to the Registration Statement disclosing the reduced exercise price of the Existing Warrants and the issuance of the New Warrants by not later than Tuesday, March 6, 2018. The Company represents, warrants and covenants that, upon acceptance of this offer, the shares underlying the Existing Warrants shall be issued free of any legends or restrictions on resale by Holder and all of the Warrant Shares shall be delivered electronically through the Depository Trust Company within 1 business day of the date that the Company receives the aggregate Exercise Price (or, with respect to shares of Common Stock that would otherwise be in excess of the Beneficial Ownership Limitation, within 2 business days of the date that the Company is notified by Holder that its ownership is less than the Beneficial Ownership Limitation). The terms of the Existing Warrants, including but not limited to the obligations to deliver the Warrant Shares, shall otherwise remain in effect as if the acceptance of this offer were a formal Notice of Exercise (including but not limited to any liquidated damages and compensation in the event of late delivery of the Warrant Shares).

Within one business day from the Holder’s execution of this letter, the Holder shall make available for “Delivery Versus Payment” to the Company immediately available funds equal to the number of Existing Warrants being exercised multiplied by $0.20 and the Company shall deliver the Warrant Shares via “Delivery Versus Payment” to the Holder and shall deliver the New Warrants to purchase up to __________ shares of Common Stock registered in the name of the Holder. In connection with the transactions contemplated by this letter agreement, the Company shall reimburse the Holder in the aggregate the non-accountable amount of $5,000 for their legal and due diligence expenses, which amount may be deducted, pro-rata from Holder’s aggregate exercise price for Existing Warrants that is delivered to Company.

To accept this offer, Holder must counter execute this letter agreement and return the fully executed agreement to the Company at e-mail: _______________, attn.:________________, with a copy to __________________ on March, 2018.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

REGENERX BIOPHARMACEUTICALS, INC.

By:	/s/JJ Finkelstein
Name:	J.J. Finkelstein
Title:	Chief Executive Officer

[Holder signature page follows]

Accepted and Agreed to:

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory:

Existing Warrant Shares:

Aggregate Warrants Exercise Price: $

New Warrant Shares (75% of Existing Warrants exercised):

DTC Instructions:

Company Bank Wire Instructions:

[signature page to RGRX Letter Agreement]

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the undersigned:

(a)               Affirmation of Prior Representations, Warranties and Covenants. The Company hereby represents and warrants to the undersigned that the Company’s representations and warranties as set forth in Section 3.1 and the Company’s covenants as set forth in Article IV of the Securities Purchase Agreement, dated as of June 27, 2016 (the “Purchase Agreement”), between the Company and the signatories thereto, together with any Disclosure Schedules, are true and correct as of the date hereof and have been fully performed as of the date hereof. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

(b)               Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)                No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) subject to the Required Approvals (as defined in the Purchase Agreement), conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect (as defined in the Purchase Agreement).

(d)               Issuance of the New Warrants. The issuance of the New Warrants is duly authorized and, upon the execution of this letter agreement by the undersigned, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens (as defined in the Purchase Agreement) imposed by the Company. The shares issuable upon exercise of the New Warrants (the “New Warrant Shares”), when issued in accordance with the terms of the New Warrants, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the New Warrant Shares in full.

(e)               [RESERVED]

(f)                 Equal Consideration. Except as set forth in this letter agreement, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Purchase Agreement or the Existing Warrants.

(g)                [RESERVED]

(h)                Listing or Quotation of Common Stock. The Company shall apply to list or quote all of the New Warrant Shares on the Trading Market and promptly secure the listing or quotation of all of the New Warrant Shares on such Trading Market.

(i)                 Effectiveness of the Registration Statement. The Company represents, warrants and covenants that the Registration Statement is effective for the resale of all of the Warrant Shares as of the date hereof and that the Company will use commercially reasonable best efforts to keep the Registration Statement effective for the issuance of all of the Warrant Shares for a period of no less than six months following the date hereof.

Annex I

Investor	Issue Date	Strike Price	Warrant Shares
Sabby Healthcare Master Fund, Ltd.	6/29/16	$0.20	3,676,471
Sabby Volatility Warrant Master Fund, Ltd.	6/29/16	$0.20	1,470,588